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                                       4.6
                               AMENDMENT NO. 5 TO
                             INTERPHASE CORPORATION
                     AMENDED AND RESTATED STOCK OPTION PLAN




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                                 AMENDMENT NO. 5
                                     TO THE
                             INTERPHASE CORPORATION
                     AMENDED AND RESTATED STOCK OPTION PLAN


         Pursuant to Section 17 of the Interphase Corporation Amended and Restated Stock Option

Plan (the "Plan"), the Plan is hereby amended as follows:

         2. Section 5 of the Plan is hereby amended to read in its entirety as follows:

                  5. SHARES SUBJECT TO PLAN. The Board may not grant options under the Plan for more than 4,500,000 shares of Common Stock of the Company, but this number may be adjusted to reflect, if deemed appropriate by the Board, any stock dividend, stock split, share combination, recapitalization or the like, of or by the Company. Shares to be optioned and sold may be made available from either authorized but unissued Common Stock or Common Stock held by the Company in its treasury. Shares that by reason of the expiration of an option or otherwise are no longer subject to purchase pursuant to an option granted under the Plan may be reoffered under the Plan.

          IN WITNESS WHEREOF, the undersigned has executed this Amendment effective as of the 19th day of March 2002.


                                    INTERPHASE CORPORATION



                                    By: /s/ Gregory B. Kalush
                                        ----------------------------------
                                        Gregory B. Kalush
                                        Chairman of the Board,
                                        Chief Executive Officer and President